          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 25, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Report to Shareholders of Nicholas-Applegate Institutional Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Transfer and Dividend Disbursing Agent, Legal Counsel and Independent Registered Public Accounting Firm" in such Registration Statement.




PricewaterhouseCoopers LLP
Los Angeles, California
May 15, 2006